Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., January 25, 2008. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported earnings of $248,000 for the second fiscal quarter ended December 31, 2007, compared to earnings of $228,000 for the same quarter in fiscal 2007. The 8.8 percent improvement in quarterly net earnings was attributed largely to fee income enhancements that offset a more compressed net interest margin. For the first six months of fiscal 2008, net income was $436,000, compared with $401,000 in the like period a year ago. The year-to-date comparative results reflect the October 1, 2006, acquisition of Home Building Bancorp, Inc. (HBBI).

Second quarter earnings represented 14 cents per average outstanding share (diluted) compared to 13 cents for the quarter ended December 31, 2006. For the first two quarters of the fiscal 2008, diluted earnings per share totaled 24 cents on 1.80 million average shares compared to 24 cents on 1.67 million shares during the same period the preceding year. The greater number of diluted shares in fiscal 2008 was attributed primarily to the 293,946 shares issued in conjunction with the HBBI acquisition.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc.
Consolidated Financial Highlights
(in thousands)

	12/31/2007	6/30/2007
Selected Balance Sheet Data:	(unaudited)
Total assets	368,296	362,992
Investment securities	40,870	44,602
Mortgage-backed securities	48,606	35,496
Loans receivable, net	232,045	233,237
Deposit accounts	228,354	251,234
Borrowings	99,653	72,496
Equity capital	34,407	34,218

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	5,268	5,058	10,503	9,109
Interest expense	3,342	3,076	6,724	5,493
Net interest income	1,926	1,982	3,779	3,616
Provision for loan losses	115	100	195	195
Net interest income after provision	1,811	1,882	3,584	3,421
Noninterest income	606	459	1,096	960
Noninterest expense	2,107	2,037	4,140	3,859
Income before income taxes
and cumulative effect of a	310	304	540	522
change in accounting principle
Income taxes	62	76	104	121
Cumulative effect of change in
accounting principle	0	0	0	0
Net income	248	228	436	401

	At or for the three months ended December 31,		At or for the six months ended December 31,
Selected Financial Ratios:	2007	2006	2007	2006
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.27%	0.26%	0.24%	0.25%
Return on average equity	2.90%	2.67%	2.56%	2.57%
Basic earnings per share	0.14	0.13	0.24	0.25
Diluted earnings per share	0.14	0.13	0.24	0.24
Interest rate spread	2.12%	2.16%	2.08%	2.15%
Net interest margin	2.34%	2.47%	2.29%	2.44%
Other expenses as a % of average total assets	2.31%	2.32%	2.27%	2.38%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.05%	0.25%	0.05%	0.25%
Nonperforming assets as a % of total assets	0.07%	0.18%	0.07%	0.18%
Allowance for loan losses as a % of total loans	0.43%	0.53%	0.43%	0.53%
Allowance for loan losses as a %
of nonperforming loans	783.59%	208.28%	783.59%	208.28%

For further information:
Michael H. Head, President & CEO
(812) 492-8100